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                                                           BANCFIRST CORPORATION
                                                                    EXHIBIT 99.2

                             BancFirst Corporation

101 North Broadway
Post Office Box 28788                                      Randy Foraker
Oklahoma City, Oklahoma 73126-0788                         Senior Vice President
Telephone (405) 270-1044
Fax (405) 270-1089

March 28, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs:

BancFirst Corporation has received from Arthur Andersen LLP, its independent accountants, representation that its audit of BancFirst Corporation's financial statements for the year ended December 31, 2001 was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen LLP was not relevant to this audit.

Sincerely,

/s/ Randy Foraker

Randy Foraker
Senior Vice President
  and Controller